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                                    FORM OF

                  CERTIFICATE OF INCORPORATION, AS AMENDED

                                       OF

                        FIRSTWORLD COMMUNICATIONS, INC.


    FIRST: The name of the corporation (hereinafter the "Corporation") is

                        FIRSTWORLD COMMUNICATIONS, INC.

         SECOND:   The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is CSC The United States Corporation Company.

         THIRD:    The nature of the business and of the purposes to be
conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    FOURTH:

    (a) This Corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock." The total number of shares which this Corporation shall have authority to issue is 110,000,000. The number of shares of Common Stock authorized to be issued is 100,000,000, of which 10,135,164 shall be designated Series A Common Stock and 89,864,836 shall be designated Series B Common Stock. The number of shares of Preferred Stock authorized to be issued is 10,000,000. The par value of each share of Common Stock and of each share of Preferred Stock is $.0001.

    (b) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Corporation is hereby authorized within the restrictions stated in these Amended and Restated Articles of Incorporation to fix the number of shares of each such series and determine the designation thereof and to (i) determine or alter the rights, preferences and restrictions imposed upon any wholly unissued series of Preferred Stock and (ii) increase or decrease the number of shares of that series, but not below the number of shares of any series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

    1.   Voting Rights.

    (a) Series A Common Stock. Each holder of shares of Series A Common Stock shall be entitled to ten votes per share of Series A Common Stock held by such holder; and

    (b) Series B Common Stock. Each holder of shares of Series B Common Stock shall be entitled to one vote per share of Series B Common Stock held by such holder; and

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    (c)  Election of Directors.  From and after 1998, the holders of Series B
Common Stock shall be entitled, voting as a separate class, to elect one (1) director of the Corporation at each election of directors. Any vacancy occurring because of the death, resignation or removal of a director elected by holders of Series B Common Stock shall be filled by the vote or written consent of the holders of a majority of the shares of Series B Common Stock or, in the absence of such action by such holders, by action of the remaining directors then in office. All directors not elected as provided above shall be elected by the holders of Series A Common Stock and Series B Common Stock, voting together and not as separate classes, with each share voting as provided in this Article FOURTH, Section 1. Any vacancy with respect to such directors shall be filled as provided in the Bylaws of the Corporation.

    2.   Conversion.

    (a) Right to Convert. Each holder of Series A Common Stock shall have the right to convert each share of Series A Common Stock held by such holder into one fully paid and non-assessable share of Series B Common Stock in accordance with this Article FOURTH, Section 2.

    (b) Mechanics of Voluntary Conversion. In order to exercise the conversion privilege, the holder of any shares of Series A Common Stock to be converted shall present and surrender the certificate or certificates representing such shares during usual business hours at the office or agency maintained by the Corporation for the transfer of Series A Common Stock and shall give written notice to the Corporation at such office or agency that the holder elects to convert the shares of Series A Common Stock represented by such certificate or certificates, to the extent specified in such notice. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for shares of Series B Common Stock which shall be issuable on such conversion shall be issued. If required by the Corporation, any certificate for shares of Series A Common Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or his or her duly authorized representative. As promptly as practicable after the receipt of such notice and the surrender of the certificate or certificates representing such shares of Series A Common Stock as aforesaid, the Corporation shall issue and deliver at such office or agency to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Series B Common Stock issuable upon the conversion of such shares. Each conversion of shares of Series A Common Stock shall be deemed to have been effected on the date on which such notice shall have been received by the office or agency maintained by the Corporation for such purpose and the certificate or certificates representing such shares shall have been surrendered (subject to receipt by such office or agency within thirty (30) days thereafter of any required instruments of transfer as aforesaid), and the person or persons in whose name or names any certificate or certificates for shares of Series B Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares represented thereby.

    (c) Automatic Conversion. Each share of Series A Common Stock shall be converted automatically into one share of Series B Common Stock upon the sale or transfer of such share of Series A Common Stock (other than the original sale and issuance by the Corporation) to any person or entity other than a Permitted Transferee (as defined below), an Affiliate (as defined below) of Donald L. Sturm or an Affiliate of Enron Capital & Trade Resources Corp. or, with respect to shares of Series A Common Stock held by Colorado Spectra 3, LLC, upon the transfer of a controlling interest in Colorado Spectra 3, LLC to any person or entity other than Enron Capital & Trade Resources Corp., Donald
L. Sturm, a Permitted Transferee or one of their Affiliates. A "Permitted Transferee" shall mean a natural person

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who is qualified as an accredited investor under applicable securities laws and who is a member, manager or officer of Colorado Spectra 3, LLC or an Affiliate of any such member, manager or officer. An "Affiliate" of an entity or natural person shall mean (i) an entity or natural person which or who, directly or indirectly, controls, is controlled by, or is under common control with such entity or natural person and (ii), as applied to a natural person, said person, a member of said person's Immediate Family, or the personal representative of such person. "Immediate Family" shall mean a natural person's spouse, child, grandchild, parent, grandparent, or sibling.

         FIFTH:    The name and the mailing address of the incorporator are
as follows:

    NAME                         MAILING ADDRESS

    Chris Allingham              701 "B" Street, Suite 2100
                                 San Diego, California  92101

         SIXTH:    The Corporation is to have perpetual existence.

         SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors shall have the power, without the vote or assent of the stockholders to adopt, amend or repeal the by-laws of the Corporation.

         EIGHTH:

    (a) The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under Delaware law.

    (b) This Corporation is authorized to provide indemnification of agents (as defined in Section 145 of the Delaware General Corporation Law) through bylaw provisions, agreements with agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 145 of the Delaware General Corporation Law.

    (c) Any repeal or modification of this Article EIGHTH shall be prospective and shall not affect the rights of indemnification or limitation of liability in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

         NINTH:    The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

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         TENTH:    From time to time any of the provisions of this
certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of the Article TENTH.







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